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                                                                    Exhibit 21.1


                   SUBSIDIARIES OF THE INTERCEPT GROUP, INC.

ProVesa Inc., a Georgia corporation ("ProVesa") and wholly-owned subsidiary of InterCept, doing business under the name "ProVesa."

     ProVesa Services , Inc., a Georgia corporation and wholly owned subsidiary of ProVesa, doing business under the name "ProVesa."

     ProImage, Inc., a Georgia corporation two-thirds owned by ProVesa, doing business under the name "ProVesa."

     Item Processing of America, Inc., a Florida corporation and wholly owned subsidiary of ProVesa, doing business under the name "ProVesa."

InterCept Switch, Inc., a Georgia corporation and wholly-owned subsidiary of InterCept, doing business under the name "InterCept Switch."

Intercept Communications Technologies, Inc., a Georgia corporation and wholly-owned subsidiary of InterCept.